Exhibit 99.1

RENTECH, INC.

For Immediate Release

April 24, 2006

Rentech Announces Exercise of Over-Allotment Options

Denver, Colorado - Rentech, Inc. (AMEX:RTK) announced today that the underwriters of its concurrent public offerings of 16 million shares of common stock priced at $3.40 per share and $50 million aggregate principal amount of its 4.0% convertible senior notes due 2013, which closed on April 18, 2006, have exercised in full their over-allotment options by purchasing an additional 2.4 million shares of common stock and $7.5 million of convertible senior notes.

Including the over-allotment purchases made today, the Company’s offerings totaled 18.4 million shares of common stock at a price to the public of $3.40 per share and $57.5 million in convertible senior notes, resulting in net proceeds to Rentech of approximately $113 million after deducting the underwriting discounts, commissions, and fees.

Rentech intends to use the net proceeds to finance the purchase price of its pending acquisition of Royster-Clark Nitrogen, Inc., or RCN, which owns and operates a natural gas-fed nitrogen fertilizer plant in East Dubuque, Illinois, to fund working capital at RCN and for general corporate purposes, which may include some of the initial development costs for the conversion of the East Dubuque facility to use coal as feedstock.

Credit Suisse Securities (USA) LLC was acting as book-running manager, and Canaccord Adams, Inc. and Merriman Curhan Ford & Co. were acting as co-managers for both offerings.  Pritchard Capital Partners, LLC was also acting as a co-manager of the common stock offering.  Information about each of the offerings is available in the prospectus supplements and the accompanying prospectus for the offerings filed with the Securities and Exchange Commission.  Copies of the prospectuses relating to the offerings may be obtained from the prospectus department of Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, 800-221-1037 toll-free or 212-538-5441.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the registration statement.

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels, chemicals and power. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 such as the Company’s plans for the use of the net proceeds of the offering. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of April 24, 2006, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.